                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                      [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

         Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Under Rule 14a-12

                           COMMUNITY BANCSHARES, INC.
                -----------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                -----------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                           COMMUNITY BANCSHARES, INC.

                            68149 Highway 231 South
                                 P.O. Box 1000
                          Blountsville, Alabama 35031


                                                                   May 31, 2002


To the Stockholders of
Community Bancshares, Inc.:

         In connection with the Annual Meeting of stockholders of Community Bancshares, Inc. to be held at 10:00 a.m., Central Time, on Tuesday, July 2, 2002, at The Heritage Club, 111 Washington Street, N.E., Huntsville, Alabama, enclosed are a Notice of Annual Meeting of Stockholders, proxy card and Proxy Statement containing information about your company and matters to be considered at the Annual Meeting. We encourage you to read them.

         You are cordially invited to attend the Annual Meeting in person. Please sign, date and mark the enclosed proxy card and return it in the enclosed postage-prepaid envelope to ensure that your shares are voted at the Annual Meeting. This will not limit your rights to vote your shares in person or attend the Annual Meeting.

         We are enthusiastic about the future and appreciate your continued support. We look forward to seeing you on July 2.


                                    Sincerely yours,


                                    Kennon R. Patterson, Sr.
                                    Chairman, Chief Executive Officer and
                                    President

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE POSTAGE-PAID RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                           COMMUNITY BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ---------

         The Annual Meeting of the stockholders of Community Bancshares, Inc. (the "Company") will be held at The Heritage Club, 111 Washington Street, N.E., Huntsville, Alabama, on Tuesday, July 2, 2002 at 10:00 a.m., Central Time, for the following purposes:

         1. To elect Denny G. Kelly, Kennon R. Patterson, Sr. and Merritt Robbins (or, in the event that any or all of the foregoing are unable to serve, such other nominee(s) designated by the Company's Board of Directors) as Class III directors; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof, but which is not now anticipated.

         The Board of Directors has fixed the close of business on May 10, 2002 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.

         Your attention is directed to the attached Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE ENCLOSED FOR THAT PURPOSE. The person giving the enclosed proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later executed proxy or a written revocation to the Corporate Secretary of the Company, provided such later executed proxy or revocation is actually received by the Corporate Secretary of the Company before the vote of stockholders at the Annual Meeting.

         If you need assistance in completing your proxy card, please call me at (205) 429-1001.

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF ITEM 1 ABOVE.


                                    By Order of the Board of Directors,


                                    William H. Caughran, Jr.
                                    Secretary


Blountsville, Alabama
May 31, 2002

                           COMMUNITY BANCSHARES, INC.

                            68149 Highway 231 South
                                 P.O. Box 1000
                          Blountsville, Alabama 35031

                                   ---------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 2, 2002

                                   ---------

                                  INTRODUCTION

         This Proxy Statement is furnished to stockholders of Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of stockholders to be held July 2, 2002, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         The executive offices of the Company are located at 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031. This Proxy Statement is being mailed to stockholders of the Company on or about May 31, 2002.

STOCKHOLDERS ENTITLED TO VOTE

         Each holder of record of the Company's common stock, $.10 par value per share ("Common Stock"), as of the close of business on May 10, 2002, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote on each proposal for each share of Common Stock held as of such date. At the close of business on May 10, 2002, there were approximately 4,826,601 shares of Common Stock issued and outstanding, which were held by approximately 2,340 stockholders of record. The Company's stock transfer books will not be closed and shares of Common Stock may be transferred subsequent to the record date, although all votes must be cast in the names of stockholders of record as of the record date.

PROXIES

         If the enclosed proxy card is properly executed and received by the Company before or at the Annual Meeting, the shares of Common Stock represented thereby will be voted as specified in the proxy by the persons designated in such proxy. If no specification is made in the proxy, shares of Common Stock represented by the proxy will be voted (1) "FOR" the election of the nominees for directors listed in the accompanying Notice of Annual Meeting of Stockholders, and (2) in accordance with the recommendation of the Board of Directors as to any other matters which may properly come before the Annual Meeting. The person giving the enclosed proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later executed proxy or a written revocation to the Corporate Secretary of the Company, provided such later executed proxy or revocation is actually received by the Corporate Secretary of the Company before the vote of stockholders at the Annual Meeting.

SOLICITATION OF PROXIES

         THIS SOLICITATION IS MADE BY THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS URGES THAT YOU EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND RECOMMENDS THAT THE SHARES OF COMMON STOCK REPRESENTED BY THE PROXY BE VOTED "FOR" APPROVAL OF PROPOSAL 1.

         The Company will bear the costs associated with this solicitation of proxies.

OTHER MATTERS

         The Board of Directors is not aware of any business to be presented at the Annual Meeting except as described in the accompanying Notice of Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that the persons named on the enclosed proxy card will vote on such matters in accordance with the recommendations of the Board of Directors.

ANNUAL REPORTS

         COPIES OF THE COMPANY'S 2001 ANNUAL REPORT TO STOCKHOLDERS AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 ACCOMPANY THIS PROXY STATEMENT. ADDITIONAL COPIES OF THESE DOCUMENTS WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS SUCH REPORTS IN WRITING FROM KENNON R. PATTERSON, SR., COMMUNITY BANCSHARES, INC., P.O. BOX 1000, BLOUNTSVILLE, ALABAMA 35031.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

         The Bylaws of the Company provide for a classified Board of Directors consisting of three classes, with the three-year term of office of each class expiring in successive years, and that the number of directors will be fixed from time to time by the vote of the directors. The current number of directors has been fixed at 10. The terms of the Class III directors expire at the Annual Meeting. The terms of the Class I and Class II directors will expire in 2003 and 2004, respectively. The Board of Directors is recommending the re-election of those persons currently serving as Class III directors. Each of the Class III directors elected at the Annual Meeting will serve three-year terms expiring at the 2005 annual meeting of stockholders and until his respective successor is elected and qualified. A director of the Company is elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote.

         The Board of Directors has nominated Denny G. Kelly, Kennon R. Patterson, Sr. and Merritt Robbins for election as Class III directors to hold office until expiration of their term and until their successors have been elected and qualified. The persons named in the enclosed proxy card will vote for the election of these nominees. Each nominee has consented to serve as director if elected. However, if prior to the Annual Meeting, any person proposed for election as a director is unavailable to serve or for good cause cannot serve, the shares of all valid proxies may be voted for the election of such substitute as the members of the Board of Directors may recommend. The management of the Company knows of no reason why any nominated person would be unavailable to serve as a director. The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

                NOMINEES FOR TERMS EXPIRING IN 2005 (CLASS III)

NAME, AGE AND POSITIONS HELD WITH THE                    DIRECTOR OF                PRINCIPAL OCCUPATION
    COMPANY AND ITS SUBSIDIARIES                        COMPANY SINCE               DURING PAST FIVE YEARS
-------------------------------------                   -------------               ----------------------

DENNY G. KELLY (62)                                         1986                  (Retired) President of
Director and Vice Chairman of the Company                                         Community Bank (1993-2002)
and Community Bank; Director of 1st
Community Credit Corporation, Community
Appraisals, Inc., Community Insurance
Corp. and Southern Select Insurance, Inc.

KENNON R. PATTERSON, SR. (59)                               1983                  Chairman, President and Chief
Chairman, President and Chief Executive Officer                                   Executive Officer of the Company
of the Company; Chairman and Chief Executive                                      (1985-Present); Chairman and
Officer of Community Bank;  Chairman of 1st                                       Chief Executive Officer of
Community Credit Corporation, Community                                           Community Bank (1993-Present)
Appraisals, Inc., Community Insurance Corp.
and Southern Select Insurance, Inc.

Merritt M. Robbins (64)                                     1996                  Piggly Wiggly  grocery store operator
Director of the Company, Community Bank,                                          and property developer, New Hope, Alabama
Community Insurance Corp. and Southern
Select Insurance, Inc.

                DIRECTORS WITH TERMS EXPIRING IN 2003 (CLASS I)

                                                         DIRECTOR OF
NAME, AGE AND POSITIONS HELD WITH THE                      COMPANY                  PRINCIPAL OCCUPATION
    COMPANY AND ITS SUBSIDIARIES                            SINCE                   DURING PAST FIVE YEARS
-------------------------------------                   -------------               ----------------------

ROY B. JACKSON (68)                                         1999                  (Retired) Owner of Jackson Farm &
Director of the Company, Community Bank,                                          Garden Center, Minor Hill,
Community Appraisals, Inc., Community                                             Tennessee
Insurance Corp. and Southern Select
Insurance, Inc.

KENNON R. PATTERSON, JR. (35)                               2000                  Ranch Manager of
Director of the Company, Community                                                Heritage Valley Ranch (2000-
Bank and 1st Community Credit Corporation                                         Present); Executive Vice President
                                                                                  of Community Bank (1997-2000); Senior
                                                                                  Vice President of Community Bank
                                                                                  (1996-1997).

ROBERT O. SUMMERFORD (71)                                   1996                  Owner-operator of Summerford
Director of the Company, Community                                                Nursing Home and Summerford Drug
Bank, Community Insurance Corp. and                                               Store, Falkville, Alabama
Southern Select Insurance, Inc.


JIMMIE TROTTER (64)                                         2000                  (Retired) Principal of Mortimer Jordan
Director of the Company, Community Bank,                                          High School, Morris, Alabama
1st Community Credit Corporation and
Community Appraisals, Inc.

                DIRECTORS WITH TERMS EXPIRING IN 2004 (CLASS II)

                                                         DIRECTOR OF
NAME, AGE AND POSITIONS HELD WITH THE                      COMPANY                   PRINCIPAL OCCUPATION
    COMPANY AND ITS SUBSIDIARIES                            SINCE                    DURING PAST FIVE YEARS
-------------------------------------                   -------------                ----------------------

GLYNN DEBTER (67)                                           1996                  Owner-operator of Debter Farms
Director of the Company, Community Bank,                                          (cattle breeding), Horton, Alabama
1st Community Credit Corporation,
Community Insurance Corp. and
Southern Select Insurance, Inc.

JOHN J. LEWIS, JR. (54)                                     1997                  Production Planning Manager for
Director of the Company, Community Bank,                                          Tyson Foods, Inc. (food processing),
1st Community Credit Corporation                                                  Blountsville, Alabama
and Community Appraisals, Inc.

LOY MCGRUDER (61)                                           1996                  President of Community Bank
Director of the Company; Director and                                             (2002-Present); Executive Vice
President of Community Bank                                                       President of Community Bank
                                                                                  (1994-2002); City President of
                                                                                  Community Bank-Blountsville
                                                                                  (1994-1997); Senior Vice President
                                                                                  of Community Bank (1993-1994)

         Kennon R. Patterson, Sr. is the father of Kennon R. Patterson, Jr.

         Directors of the Company hold office for three-year terms unless they sooner resign, become disqualified or are removed. The officers of the Company are elected annually by the directors and serve until their successors are elected and qualified or until their earlier resignation, removal or disqualification.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held 13 meetings during 2001. To assist it in its work, the Board of Directors has the following standing committees: Executive Committee, Nominating Committee, Executive Compensation Committee, ESOP and Pension Plan Administrative Committee, and Audit Committee.

         The membership of the Executive Committee currently consists of Kennon
R. Patterson, Sr. (Chairman), Denny G. Kelly (Vice Chairman), Glynn Debter, Roy
B. Jackson and Merritt Robbins. This committee has the authority, to the extent permitted by law and the Company's governing documents, to exercise all the powers of the Board of Directors in the management of the business and affairs of the Company. This committee met two times during 2001.

         The Nominating Committee is currently composed of Robert Summerford (Chairman), Roy B. Jackson (Vice Chairman) and Glynn Debter. The purpose of this committee is to recommend to the Board of Directors nominations for directors of the Company. This committee met one time in 2001.

         The Executive Compensation Committee reviews the compensation of all officers of the Company and its subsidiaries. Membership of this committee currently consists of Merritt M. Robbins (Chairman), Jimmie Trotter (Vice Chairman), Glynn Debter, Roy B. Jackson, Denny G. Kelly, John J. Lewis, Jr., Kennon R. Patterson, Jr. and Robert O. Summerford. The Executive Compensation Committee did not meet in 2001. The meeting which would normally have been scheduled for December, 2001, was held in January, 2002.

         The ESOP and Pension Plan Administrative Committee administers the Company's pension plan and employee stock ownership plan ("ESOP"). This committee is currently composed of Kennon R. Patterson, Sr. (Chairman), Loy McGruder and two non-director officers of Community Bank. This committee held four meetings in 2001.

         The Audit Committee reviews the financial and internal operations of the Company. Members of the Audit Committee are Robert Summerford (Chairman), Roy B. Jackson (Vice Chairman), Glynn Debter, Denny G. Kelly, John J. Lewis, Jr., Kennon R. Patterson, Jr., Merritt Robbins and Jimmie Trotter. This committee met one time during 2001.

AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors of the Company consists of eight directors, each of whom is "independent" as defined by the listing standards of the Nasdaq Stock Market, Inc. except for Denny Kelly and Kennon R. Patterson, Jr. The Board of Directors of the Company has not adopted a written charter for the Audit Committee. In fulfilling its responsibilities, the Audit
Committee:

- Reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2001;

- Discussed with the Company's independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61; and

- Received the written disclosures and the letter from the Company's independent auditors regarding the auditors' independence as required by Independence Standards Board Standard No. 1, and discussed with the Company's independent auditors their independence.

         Based on the Audit Committee's review of the Company's audited financial statements for the year ended December 31, 2001 and its discussions with management and the Company's independent auditors as described above and in reliance thereon, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Robert Summerford (Chairman)       Denny G. Kelly               Merritt Robbins
Roy B. Jackson (Vice Chairman)     John J. Lewis, Jr.           Jimmie Trotter
Glynn Debter                       Kennon R. Patterson, Jr.

DIRECTOR ATTENDANCE

         During 2001, all incumbent directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which they were members.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock. These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed and the Company is required to report in this Proxy Statement any failure to file reports as required for 2001.

         The Company is not aware of any instance during 2001 in which directors or executive officers of the Company failed to make timely filings required by Section 16(a) of the Exchange Act. The Company has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Community Bank has from time to time made loans to certain of its directors and executive officers, and members of their immediate families. Except as noted below, all such loans are made in the ordinary course of business on substantially the same credit terms, including interest rates and collateral and do not represent more than a normal risk of collection or present other unfavorable features. Community Bank maintains a program whereby each of its full-time employees is eligible for a 1% discount in the rate of interest charged on a loan from Community Bank.

Federal banking regulations permit executive officers of Community Bank to participate in this program. In addition, Community Bank maintains a program for executive officers and other of its employees who are required by Community Bank to relocate within its market area in connection with their employment with Community Bank. Under this program, each of these employees is eligible for a 5% annual interest rate on first mortgage, real estate loans from Community Bank. The largest aggregate amount of loans to directors and executive officers of the Company and members of their immediate families outstanding at any time during 2001 under these two programs was approximately $5.3 million. As of April 26, 2002, the total outstanding balance of loans by Community Bank to directors and executive officers of the Company and members of their immediate families under these two programs was approximately $2.5 million.

As of April 26, 2002, Community Bank has outstanding two loans to Kennon R. Patterson, Sr., the Chairman and CEO of the Company:

         (i) a farm operating line of credit of $100,000. During 2001, the highest balance outstanding for this loan was $100,000, and its balance at year end was $49,780. The loan bears interest at 3.75%.

         (ii) a real-estate loan in the amount of $5,150,000. During 2001, the highest balance outstanding for this loan was $5,150,000, and its balance at year end was $5,150,000. The loan bears interest at 4.75% and is secured by real estate having an appraised value in excess of the loan amount.

As of April 26, 2002, Community Bank has outstanding loans to Hodge Patterson, Executive Vice President of Community Bank:

         (i) a real-estate loan of $548,983. During 2001, the highest balance outstanding for this loan was $561,253, and its balance at year end was $552,732. The loan bears interest at 5.00%.

         (ii) unsecured loans of $124,572. During 2001, the highest balance outstanding for these loans were $124,572, and their balances at year end were $124,572. The loans bear interest at 4.75%.

         The Company has engaged the accounting firm of Schauer, Taylor, Cox, Vise and Morgan, P.C. to perform certain accounting services. Doug Schauer, a member of the firm, is Kennon R. Patterson, Sr.'s son-in-law. Services performed by Schauer, Taylor, Cox, Vise and Morgan, P.C. for the Company in 2001 have been limited to preparation of the Company's quarterly tax accruals, preparation and filing the Company's federal and state tax returns and consultation regarding interpretation and application of accounting standards. The Company and its subsidiaries paid Schauer, Taylor, Cox, Vise and Morgan, P.C. $121,707 for services rendered during 2001.

         In June 2000, Community Bank loaned $1,696,576 to Debter Properties, LLC, an Alabama limited liability company of which a director of the Company is a member, to fund the purchase from Community Bank of the real property in which Community Bank's Boaz, Alabama office is located. The loan amortizes over a 20-year period and is collateralized by a first mortgage on the real property. The loan bears interest that is set by Community Bank from time to time based on the prime rate as published in The Wall Street Journal. As adjustments occur in the interest rate on the loan, appropriate increases or decreases are made to the monthly loan payment. Concurrently with this loan and the purchase of the real property, Community Bank entered into a lease agreement, as the tenant, with Debter Properties, LLC to lease back this real property from Debter Properties, LLC. The term of the lease is 20 years; provided, however, that in no event shall the term of the lease expire prior to the time when the loan obtained by the lessor to purchase the leased property is paid in full. The monthly rent on this lease is an amount equal to the monthly debt amortization of funds which the lessor borrowed to purchase the leased property. Because the interest rate on the loan used to purchase the property adjusts with fluctuation in the prime rate, the monthly lease payments are subject to change. At December 31, 2001, the amount of the monthly rental payment was $11,136. Lease payments to Debter Properties, LLC during 2001 totaled approximately $156,651. In addition, Community Bank agreed to pay the lessor an additional sum to be adjusted periodically to coincide with the cost to the lessor of the real estate taxes and other items and insurance. Community Bank is responsible for maintenance, repairs and utilities for the real property. Community Bank is also responsible for maintaining fire and extended coverage and general liability insurance coverage for the real property. The Company has the option to purchase the leased premises from the lessor at any time during the term of the lease for an amount equal to the lessor's cost in acquiring and/or constructing such leased premises.

         At December 31, 2001, the total outstanding balance of indebtedness incurred by the ESOP to purchase shares of Common Stock was approximately $2,382,490. This indebtedness, which is owed to a third party and is secured by a pledge of 174,267 shares of Common Stock that have not been allocated by the ESOP, is guaranteed by the Company.

LEGAL PROCEEDINGS

         BACKGROUND

         At a meeting of Community Bank's Board of Directors on June 20, 2000, a director brought to the attention of the Board the total amount of money Community Bank had paid subcontractors in connection with the construction of a new Community Bank office. Management of the Company commenced an investigation of the expenditures. At the request of management, the architects and subcontractors involved in the construction project made presentations to the Boards of Directors of the Company and Community Bank on July 15 and July 18, 2000, respectively. At the July 18, 2000 meeting of the Board of Directors of Community Bank, another director made a presentation alleging that Community Bank had been overcharged by subcontractors on that construction project and another current construction project. On July 18, 2000, the Boards of Directors of the Company and Community Bank appointed a joint committee comprised of independent directors of the Company and of Community Bank to investigate the alleged overcharges. The joint committee has informed the Boards of Directors of the Company and Community Bank of its findings and recommendations. The joint committee retained legal counsel and an independent accounting firm to assist the committee in its investigation. Management has also been informed that the directors of Community Bank who alleged the construction overcharges have contacted bank regulatory agencies and law enforcement authorities. Management believes that these agencies and authorities either have conducted or are currently conducting investigations regarding this matter.

         BENSON DERIVATIVE LITIGATION

         On July 21, 2000, three shareholders of the Company, M. Lewis Benson, Doris E. Benson and John M. Packard, Jr., filed a lawsuit in the state Circuit Court of Marshall County, Alabama against the Company, Community Bank, certain directors and officers of the Company and Community Bank, an employee of Community Bank and two construction subcontractors. The plaintiffs purported to file the lawsuit as a shareholder derivative action, which relates to the alleged construction overcharges being investigated by the joint committee of the Boards of Directors of the Company and Community Bank. The complaint alleges that the directors, officers and employee named as defendants in the complaint breached their fiduciary duties, failed to properly supervise officers and agents of the Company and Community Bank, and permitted waste of corporate assets by allegedly permitting the subcontractor defendants to overcharge Community Bank in connection with the construction of two new Community Bank offices, and to perform the construction work without written contracts, budgets, performance guarantees and assurances of indemnification. In addition, the complaint alleges that Kennon R. Patterson, Sr., the Chairman, President and Chief Executive Officer of the Company, breached his fiduciary duties by allegedly permitting the two named subcontractors to overcharge for work performed on the two construction projects in exchange for allegedly discounted charges for work these subcontractors performed in connection with the construction of Mr. Patterson's residence. The complaint further alleges that the director defendants knew or should have known of this alleged arrangement between Mr. Patterson and the subcontractors. The complaint also alleges that Mr. Patterson, the Community Bank employee and the two subcontractor defendants made false representations and suppressed information about the alleged overcharges and arrangement between Mr. Patterson and the subcontractors.

         On August 15, 2000, the plaintiffs filed an amended complaint adding Andy C. Mann, a shareholder of the Company, as a plaintiff and adding a former director of the Company and Community Bank as a defendant. The amended complaint generally reiterates the allegations of the original complaint. In addition, the amended complaint alleges that Community Bank was overcharged on all construction projects from January 1997 to the present. The amended complaint also alleges that the defendants breached their fiduciary duties and are guilty of gross financial mismanagement, including allegations concerning the making or approval of certain loans and taking allegedly improper actions to conceal the fact that certain loans were uncollectible. On September 18, 2000 the plaintiffs filed a second amended complaint. The second amended complaint generally reiterates the allegations of the original and first amended complaints. In addition, the second amended complaint alleges that the plaintiffs were improperly denied their rights to inspect and copy certain records of the Company and Community Bank. The second amended complaint also alleges that the directors of the Company abdicated their roles as directors either by express agreement or as a result of wantonness and gross negligence. The second amended complaint asserts that the counts involving inspection of corporate records and director abdication are individual, nonderivative claims. The second amended complaint seeks, on behalf of the Company, an unspecified amount of compensatory damages in excess of $1 million, punitive damages, disgorgement of allegedly improperly paid profits and appropriate equitable relief. Upon motion of the defendants, the case was transferred to the state Circuit Court in Blount County, Alabama by order dated September 21, 2000, as amended on October 12, 2000.

         On August 24, 2000, the Board of Directors of the Company designated the directors of the Company who serve on the joint investigative committee as a special litigation committee to investigate and evaluate the allegations and issues raised in this lawsuit and to arrive at such decisions and take such action as the special litigation committee deems appropriate. On June 8, 2001, the special litigation committee filed its report under seal with the court. On June 18, 2001, the court entered an order affirming the confidentiality of the special committee's report. On June 28, 2001, the Company, Community Bank and various other defendants filed a motion with the court to adopt the report of the special committee, for partial summary judgment and to realign the Company and Community Bank as plaintiffs in the lawsuit. Following a hearing on August 29, 2001, the court denied these motions on November 8, 2001. The court also ruled that the plaintiffs were entitled to conduct discovery except as it related to one of the subcontractor defendants and granted the plaintiffs' motion to unseal the report of the special litigation committee. On November 14, 2001, the directors of the Company filed a motion for the court to alter, amend or vacate its November 8, 2001 rulings. On February 7, 2002, the Company and Community Bank filed a motion to disqualify Maynard, Cooper & Gale, P.C., the law firm representing the plaintiffs, due to conflicts of interest. The court held a hearing on these motions on February 22, 2002 and the parties are awaiting a ruling. On February 25, 2002, the Company and Community Bank filed a motion for limited discovery relating to its motion to disqualify the plaintiffs' law firm. As a result of the inherent uncertainties of the litigation process, the Company is unable at this time to predict the outcome of this lawsuit and its effect on the Company's financial condition and results of operations. Regardless of the outcome, however, this lawsuit could be costly, time-consuming and a diversion of management's attention.

         TOWNS DERIVATIVE LITIGATION

         On November 19, 1998, Mr. William Towns, a shareholder of the Company, filed a shareholder derivative action against the directors of the Company in the state Circuit Court of Blount County, Alabama. Mr. Towns amended his complaint on January 14, 1999 to add the Company and Community Bank as defendants in the action. On February 11, 1999, the complaint was again amended to add Mr. Pat Bellew and Mrs. Mary Bellew, who are also shareholders of the Company, as additional plaintiffs. The complaint alleged that the directors of the Company breached their fiduciary duty to the Company and its shareholders, engaged in fraud, fraudulent concealment, suppression of material fact and suppression of the plaintiff shareholders, failed to supervise management, and conspired to conceal wrongful acts from the Company's shareholders and paid themselves excessive director fees. The complaint also alleged that the Board of Directors acquiesced in mismanagement and misconduct by Kennon R. Patterson, Sr., the Chairman of the Board, Chief Executive Officer and President of the Company, including alleged self dealing, payment of excessive compensation, misappropriation of corporate opportunities and misappropriation of funds. The complaint sought an unspecified amount of compensatory and punitive damages, removal of the current directors, appointment of a new Board of Directors, and attorneys fees and costs.

         On December 21, 1998, the Company and its directors filed a motion with the court seeking to have the complaint dismissed. On March 1, 1999, the Company's Board of Directors appointed a special Board committee, comprised of non-employee directors of the Company, to review the plaintiffs' allegations in accordance with Delaware law. On April 6, 1999, each of the parties to the action requested that the court stay the litigation and related discovery, motions and hearings, pending completion of the special committee's review. On April 30, 1999, the court entered an order staying the litigation and related discovery, motions and hearing in accordance with the parties' request. On October 15, 1999, the special committee filed its final report with the court. On October 21, 1999, the parties forwarded to the court an agreed-upon order governing the confidentiality of the special committee's report, which the court entered on January 2, 2000. On August 3, 2000, the Company, Community Bank and the Company's directors filed a motion to stay the proceedings until the Company's and Community Bank's joint investigative committee had completed its investigation of the alleged construction overcharges discussed above. At the request of the Company and the other defendants in the action, the court continued a hearing on the motion to dismiss. On February 23, 2001, the court indicated that there was no reason to continue the stay of this action. The parties are awaiting a hearing on the defendants' motion to dismiss the case.

         Management of the Company believes that the plaintiffs' allegations are false and that the action lacks merit. The Company and its directors intend to defend the action vigorously, and management of the Company believes that the action will not have a material adverse effect on the Company's financial condition or results of operations. Regardless of the outcome, however, this lawsuit could be costly, time-consuming and a diversion of management's attention.

         CORR FAMILY LITIGATION

         On September 14, 2000, another action was filed in the state Circuit Court of Blount County, Alabama, against the Company, Community Bank and certain directors and officers of the Company and Community Bank by Bryan A. Corr and six other related shareholders of the Company alleging that the directors actively participated in or ratified the misappropriation of corporate income. The action was not styled as a shareholder derivative action. On January 3, 2001, the defendants filed a motion for summary judgment on the basis that these claims are derivative in nature and cannot be brought on behalf of individual shareholders. The court has not ruled on the motion. The Company and its directors believe that this lawsuit is without merit and intend to defend the action vigorously. Although management currently believes that this action will not have a material adverse effect on the Company's financial condition or results of operations, regardless of the outcome, the action could be costly, time-consuming and a diversion of management's attention.

         EMPLOYEE LITIGATION

         On November 15, 2000, Michael W. Alred and Michael A. Bean, two former directors and executive officers of Community Bank, filed suit against Community Bank in the United States District Court for the Northern District of Alabama alleging that their employment was wrongfully terminated for allegedly providing information to bank regulatory and law enforcement authorities concerning possible violations of laws and regulations, gross mismanagement, gross waste of funds and abuse of authority by Community Bank, its directors, officers and employees. According to the complaint, the information which these two individuals provided to authorities concerned certain bank construction projects, specific loans, charge-offs, expenses and past due accounts. The complaint seeks reinstatement of the plaintiffs to their former positions as officers and directors of Community Bank as well as compensatory and punitive damages. Community Bank and its directors believe this lawsuit is without merit and intend to defend the action vigorously. Management of the Company believes that this action will not have a material adverse effect on the Company's financial condition or results of operations.

         CONSPIRACY LITIGATION

         On November 6, 2001 the Company and Community Bank filed a lawsuit in the United States District Court for the Northern District of Alabama against Bryan A. Corr, Doris J. Corr, individually and as executrix of the Estate of R.C. Corr, Jr., Tina M. Corr, Corr, Inc., George M. Barnett, Michael A. Bean, Michael W. Alred, R. Wayne Washam, M. Lewis Benson, Doris E. Benson, John M. Packard and Andy Mann seeking damages in excess of $50 million. The complaint also alleges that, by knowingly making false statements and unsupported allegations to regulatory and law enforcement authorities and in certain lawsuits discussed above, the defendants abused the civil legal process to further their plan to discredit and dislodge the directors and management of the Company and Community Bank and gain control of those companies. The complaint further alleges that certain of the defendants who are former directors and/or executive officers of Community Bank breached their fiduciary duties to Community Bank by participating in, and taking action in the furtherance of, the conspiracy. Finally, the complaint alleges that the defendants failed to make filings which are required by the Federal securities laws to disclose that the group is acting in concert to acquire control of the Company. The complaint seeks compensatory and punitive damages as well as an order barring the defendants from voting their shares of Company stock, purchasing additional Company stock, soliciting proxies and submitting shareholder proposals for at least three years.

         On December 5, 2001, the Company, Community Bank and R. Wayne Washam entered into a stipulation pursuant to which Mr. Washam would be dismissed as a defendant. The court granted the stipulation on December 6, 2001. During the time between December 3 and December 7, 2001 the other defendants filed various motions to dismiss, abate or stay the lawsuit. On January 4, 2002, the Company and Community Bank filed a motion to disqualify Maynard, Cooper & Gale, P.C. from representing M. Lewis Benson, Doris E. Benson, John M. Packard and Andy Mann due to a conflict of interest. On January 22, 2002 Maynard, Cooper & Gale, P.C. filed a motion to withdraw from the suit, which motion was granted by the court on January 24, 2002. On January 29, 2002 the Company and Community Bank filed an amended complaint to reflect the dismissal of Wayne Washam as a defendant and to add a claim for defamation against two of the defendants. As a result of the inherent uncertainties of the litigation process, the Company is unable at this time to predict the outcome of this lawsuit and its effect on the Company's financial condition and results of operations. Regardless of the outcome, however, this lawsuit could be costly, time-consuming and a diversion of management's attention.

                             EXECUTIVE COMPENSATION

         For additional information about compensation of the Company's executive officers, please see the section below captioned "Executive Compensation Committee Report on Executive Compensation."

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table provides summary information concerning compensation paid by the Company and its subsidiaries during 2001 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company at December 31, 2001 (collectively, the "named executive officers") for the fiscal years ended December 31, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG-TERM
                                                                                                         COMPENSATION
                                                             ANNUAL COMPENSATION                             AWARDS
                                                      -------------------------------------    --------------------------------
                                                                                  OTHER                               ALL
                                                                                  ANNUAL         SECURITIES           OTHER
                                                      SALARY         BONUS     COMPENSATION      UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR         ($)            ($)           ($)        OPTIONS/SARS (#)     ($)(1)(2)
---------------------------               ----        ------         -----     -------------   ----------------   -------------

Kennon R. Patterson, Sr.                  2001      $  917,000          --            --           80,000           $ 6,984
Chairman, President                       2000       1,017,000          --            --               --             8,003
and Chief Executive Officer ......        1999         588,950     309,650            --           40,000            75,808

Bishop K. Walker, Jr. (3)                 2001      $  428,400          --            --           10,000           $10,761
Vice Chairman and                         2000         476,000          --            --               --            11,780
General Counsel ..................        1999         421,923          --            --           15,000            29,087

Denny G. Kelly (3)                        2001      $  337,500          --            --           10,000           $ 8,784
President -                               2000         375,000          --            --               --             9,803
Community Bank ...................        1999         323,654          --            --           20,000            30,048

Hodge Patterson, III (4)                  2001      $  234,000          --            --           10,000           $ 8,784
Executive Vice President -                2000         260,000          --        29,679 (5)           --             9,803
Community Bank ...................        1999         250,000          --        29,050 (5)        5,000             8,048

Loy McGruder                              2001      $  220,500          --            --           10,000           $ 8,784
President -                               2000         245,000          --            --               --             9,803
Community Bank ...................        1999         230,000          --            --            5,000             8,048

--------------------
(1) Includes director fees paid for service as a director of the Company and of its subsidiaries during 2001, 2000 and 1999, respectively, as follows: Kennon R. Patterson, Sr., $0, $0 and $56,250; Bishop K. Walker, Jr., $0, $0 and $19,000; Denny G. Kelly,$0, $0 and $22,000;
         Hodge Patterson, III, $0, $0 and $0; and Loy McGruder, $0, $0 and $0.

(2) Also includes life insurance premiums paid by the Company and contributions by the Company to the ESOP during 2001, 2000 and 1999, respectively, as follows: Kennon R. Patterson, Sr., $6,984, $8,003 and $19,558; Bishop K. Walker, Jr., $10,761, $11,780 and $10,087; Denny G.
         Kelly, $8,784, $9,803 and $8,048; Hodge Patterson, III, $8,784, $9,803
         and $8,048; and Loy McGruder, $8,784, $9,803 and $8,048. ESOP
         contributions for 2001 are estimated because the allocations for the 2001 plan year have not been completed by the plan recordkeeper.

(3) Mr. Walker and Mr. Kelly retired from the Company and Community Bank as of January, 2002.

(4) Hodge Patterson is the brother of Kennon R. Patterson, Sr. and the uncle of Kennon R. Patterson, Jr.

(5) Includes for 2001, 2000 and 1999, respectively, $2,550 and $2,265 with respect to social club dues, $12,146 and $9,703 with respect to usage of a Company-owned automobile, and $14,983 and $17,082 with respect to discounted interest rates through participation in the Company's employee loan programs.

STOCK OPTIONS

         The following table provides information concerning grants of stock options by the Company to the named executive officers during 2001:

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                         Individual
                                                           Grants                                              Potential
                              -------------------------------------------------------------               realizable value at
                                 Number of       Percent of                                               assumed annual rates
                                securities     total options                                         of stock price appreciation
                                underlying      granted to     Exercise or                                  for option term
                              options granted  employees in     base price       Expiration          ----------------------------
Name                                (#)         fiscal year       ($/sh)            Date               5% ($)            10% ($)
------------------------      ---------------  -------------   -----------       -----------         ----------        ----------
Kennon R. Patterson. Sr.          80,000          31.75%          $10.00          12/17/2006          $221,025          $488,408
Bishop K. Walker, Jr.             10,000           3.97%          $10.00          12/17/2006            27,628            61,051
Denny G. Kelly                    10,000           3.97%          $10.00          12/17/2006            27,628            61,051
Hodge Patterson, III              10,000           3.97%          $10.00          12/17/2006            27,628            61,051
Loy McGruder                      10,000           3.97%          $10.00          12/17/2006            27,628            61,051

---------------


OPTION EXERCISES AND HOLDINGS

         The following table provides information concerning the exercise of stock options during 2001 by the named executive officers and the unexercised stock options held by them at December 31, 2001.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES


                                                                        Number of Securities               Value of Unexercised
                                                                        Underlying Unexercised             In-the-money Options/
                                 Shares                                Options/SARs at FY-End (#)          SARs at FY-End ($)(1)
                               Acquired on         Value             ------------------------------    ----------------------------
Name                           Exercise (#)      Realized ($)        Exercisable      Unexercisable    Exercisable    Unexercisable
----                           ------------      ------------        -----------      -------------    -----------    -------------
Kennon R. Patterson, Sr.         27,111            $488,001            120,000              --             --              --
Bishop K. Walker, Jr.            19,140             344,499             25,000              --             --              --
Denny Kelly                      10,388             187,000             40,000              --             --              --
Hodge Patterson                  10,611             190,998             15,000              --             --              --
Loy McGruder                      8,611             155,000             21,667              --             --              --

---------------
(1) Represents market value of underlying shares of Common Stock of $10.00 per share at December 31, 2001, as determined by the Board of Directors, net of the exercise price of the options.

RETIREMENT PLAN

         The following table shows the estimated annual benefits payable at normal retirement age (age 65) under a qualified defined benefit retirement plan (Community Bancshares, Inc. Revised Pension Plan) as well as under a non-qualified supplemental retirement plan (Community Bancshares Inc. Benefit Restoration Plan). This supplemental plan provides benefits that would otherwise be denied participants because of Internal Revenue Code limitations on qualified plan benefits. All of the named executive officers are participants in this supplemental plan.

                               PENSION PLAN TABLE

                                            Years of Credited Service
Average Annual        --------------------------------------------------------------------
 Compensation            10                  20                  30                  40
--------------        --------            --------            --------            --------
$   25,000            $  3,750            $  7,500            $ 11,250            $ 15,000
    50,000               7,500              15,000              22,500              30,000
    75,000              11,250              22,500              33,750              45,000
   100,000              15,000              30,000              45,000              60,000
   250,000              37,500              75,000             112,500             150,000
   500,000              75,000             150,000             225,000             300,000
   750,000             112,500             225,000             337,500             450,000
 1,000,000             150,000             300,000             450,000             600,000
 1,250,000             187,500             375,000             562,500             750,000

         The benefits shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits shown above are computed as a straight-life annuity beginning at age 65.

         The amount of compensation covered by the combination of plans covering the named executive officers is total compensation, including bonuses, overtime or other forms of extraordinary compensation. The amount of the retirement benefit is determined by the length of the retiree's credited service under the plans and his average monthly earnings for the five highest compensated, consecutive calendar years of the retiree's final ten consecutive calendar years of employment with the Company and its subsidiaries. The full years of credited service under the plans for the named executive officers as of December 31, 2001 are as follows: Kennon R. Patterson, Sr.: 19 years; Bishop
K. Walker, Jr.: 15 years; Denny G. Kelly: 16 years; Hodge Patterson, III: 15 years; and Loy McGruder: 15 years.

COMPENSATION OF DIRECTORS

         Non-employee directors of the Company are paid an annual retainer of $15,000 and a fee of $1,500 for each month during which the director serves. Non-employee members of the Company's Executive Committee, Nominating Committee, Executive Compensation Committee and Audit Committee receive a fee of $500 per meeting. Non-employee directors of the Company who are also directors of Community Bank or its subsidiaries receive the following monthly fees: Community Bank - $500; 1st Community Credit Corporation - $250; and Community Insurance Corp. - $250. Non-employee directors of Community Appraisals, Inc. receive a quarterly fee of $250. Non-employee members of Community Bank's committees receive the following fees: Audit Committee and Asset Quality Committee - $500 per quarter; Compensation Committee and Personnel Grievance Committee - $500 per meeting; Electronic Data Processing Committee - $100 per quarter; and Executive Committee, Directors Credit Committee and Construction Oversight Committee - $100 per meeting. The non-employee directors of the Company waived payment of the annual retainer for 2001 as part of a plan to reduce noninterest expenses.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

         EMPLOYMENT AGREEMENTS

         Effective April 1, 1996, the Company entered into an Employment Agreement with Kennon R. Patterson, Sr., which was amended on October 14, 1999 and expires on March 31, 2008. The Employment Agreement, as amended, provides that Mr. Patterson will serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and receive an annual cash compensation of at least $898,600, the amount of Mr. Patterson's total cash compensation for 1999, with increases in his compensation as determined by the Board of Directors based on the recommendation of the Company's Executive Compensation Committee. Mr. Patterson's Employment Agreement also provides that he will receive four weeks of paid vacation annually, use of an automobile for business and personal purposes, reimbursement of reasonable business and professional expenses, memberships in civic and social clubs, and an annual allowance of $10,000 for the purchase of life insurance. In the event that Mr. Patterson is disabled to the extent that he is incapable of performing his duties, he is entitled to a continuation of his compensation during the period of disability, but not to exceed one year. If Mr. Patterson's employment with the Company is terminated, he may not engage in the business of banking within a 25 mile radius of any office of the Company or its subsidiaries for a period of two years following the termination of his employment.

         CHANGE IN CONTROL AGREEMENTS

         The Company entered into Change in Control Agreements with each of the named executive officers on December 4, 1999. These agreements have terms of three years and are automatically renewed unless terminated at the end of their terms by the Company's Executive Compensation Committee. In the event of a change in control (as defined in the agreements) of the Company, the named executive officer is entitled to receive certain severance benefits if his employment is terminated by the Company within 30 months following the change in control, unless the termination is for cause or by reason of the officer's death, disability or retirement on or after age 65. The officer is also entitled to these severance benefits if the officer terminates employment with the Company within 30 months following a change in control because, among other reasons, the officer's authority, duties, compensation or benefits have been reduced or the officer is forced to relocate more than 50 miles from his place of employment immediately prior to the change in control. If, during the term of the agreement, a transaction is proposed which, if consummated, would constitute a change in control and, the officer's employment is thereafter terminated by the Company other than for cause or by reason of the officer's death, disability or retirement on or after age 65, and the proposed transaction is consummated within one year following the officer's termination of employment, the change in control will be deemed to have occurred during the term of the agreement and the officer will be entitled to severance benefits. The officer is also entitled to receive severance benefits if the officer terminates employment for any reason during a 30-day period beginning 12 months after the occurrence of a change in control.

         The severance benefits payable under the Change in Control Agreements are as follows: (i) a lump sum payment equal to the present value of the officer's monthly salary which would have been payable for 30 months following the officer's termination of employment but for such termination; (ii) a lump sum payment equal to the present value of a monthly payment payable for 30 months, which monthly payment is calculated by taking one-twelfth of the average of the bonuses earned by the officer for the two calendar years immediately preceding the year in which the officer's termination of employment occurs; (iii) continuation of the officer's health and life insurance benefits for 30 months following the officer's termination of employment at the same level and on the same terms as provided to the officer immediately prior to his termination of employment; (iv) full vesting and continued participation for a period of 30 months following the officer's termination of employment in certain retirement plans or, if such full vesting and continued participation is not allowed, payment by the Company of a lump sum supplemental benefit in lieu of full vesting and continued participation in such plans; and (v) individual career counseling and outplacement services for a reasonable period of time following the officer's termination of employment, up to a maximum cost to the Company of $5,000 per officer.

         The Change in Control Agreements with Bishop K. Walker, Jr. and Denny
G. Kelly were terminated on January 9, 2002.

         RETIREMENT/CONSULTING AND STOCK PURCHASE AGREEMENTS

         On January 9, 2002 the Company entered into agreements with Bishop K. Walker, Jr. and Denny G. Kelly in connection with the retirement of Mr. Walker and Mr. Kelly as executive officers of the Company and Community Bank. Pursuant to these agreements Mr. Walker and Mr. Kelly are to receive payments from Community Bank of $600,000 and $495,000, respectively, payable in two equal installments in January, 2002 and January, 2003. In addition, Community Bank agreed to transfer a bank-owned vehicle to each of Mr. Walker and Mr. Kelly. Mr. Walker and Mr. Kelly each waived all claims against the Company, Community Bank and their respective directors, officers and employees, and agreed to provide consulting services during 2002 and 2003 as requested by management and the Board of Directors on matters to include, but not be limited to, title insurance and stock transfer, in the case of Mr. Walker, and shareholder relations, customer relations and new customer development, in the case of Mr. Kelly. The Company agreed to purchase approximately 270,000 shares of Common Stock from Mr. Walker and approximately 77,000 shares of Common Stock from Mr. Kelly at a price of $12.00 per share subject to any required regulatory approvals. Mr. Walker's stock is to be purchased no later than January, 2004 and Mr. Kelly's stock is to be purchased no later than January, 2005. The Change in Control Agreements between the Company and each of Mr. Walker and Mr. Kelly were terminated. In the event of a change in control of the Company prior to the consummation of the stock purchase by the Company, Mr. Walker and Mr. Kelly each have the option to decline to sell their stock to the Company and to receive the same consideration being paid to other stockholders of the Company in connection with the change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following directors currently serve as members of the Executive Compensation Committee of the Company's Board of Directors and also served on such committee during 2001:

Merritt M. Robbins (Chairman)    Roy B. Jackson        Kennon R. Patterson, Jr.
Jimmie Trotter (Vice Chairman)   Denny G. Kelly        Robert O. Summerford
Glynn Debter                     John J. Lewis, Jr.

         Denny G. Kelly is a former executive officer of the Company and Community Bank. Kennon R. Patterson, Jr. is a former executive officer of Community Bank and the son of Kennon R. Patterson, Sr., the Company's Chief Executive Officer.

         In June 2000, Community Bank sold to, and leased back from, Debter Properties, LLC, an Alabama limited liability company of which Glynn Debter is a member, real property in which Community Bank's Boaz, Alabama, office is located. See "Certain Relationships and Related Transactions" above.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW

         The Company's Executive Compensation Committee (the "Compensation Committee") is responsible for establishing and administering the Company's executive compensation program. The Compensation Committee also makes recommendations regarding executive compensation to the Board of Directors, which has final approval of the compensation of each executive officer, including the named executive officers identified in the Summary Compensation Table above. The named executive officers do not participate in the Board of Directors' review and determination of their compensation or in the Compensation Committee's review and recommendation of their compensation.

         The Company's executive compensation program is designed to attract, reward, retain and motivate executive officers who will provide strong leadership necessary for the Company to achieve superior financial performance and stockholder return, and who will be an integral part of the communities that the Company serves. During 2001, the Company's executive compensation program consisted only of base compensation and long-term incentives. Executive officers also receive various perquisites comparable to those made available to executive officers of other financial institutions, as well as retirement and other employee benefits that are generally available to employees of the Company and its subsidiaries.

EXECUTIVE COMPENSATION PROGRAM

         BASE COMPENSATION

         Base compensation provides the foundation for the Company's executive compensation. Its purpose is to compensate the executive for performing the basic duties that he or she is expected to perform. Salaries are typically reviewed and adjusted each year. The base compensation paid to Kennon R. Patterson, Sr. is subject to the terms of his employment agreement with the Company. Mr. Patterson's employment agreement provides for a minimum base salary, which is subject to annual review in the discretion of the Board of Directors based upon the recommendation of the Compensation Committee. The base compensation of Bishop K. Walker, Jr. was formerly subject to the terms of an employment agreement which expired on March 31, 2001.

         In determining the base compensation for a particular executive officer, the Compensation Committee performs a subjective evaluation with three primary factors in mind: (i) the officer's individual performance, (ii) performance of the Company and business unit or units of the Company for which the officer is responsible, and (iii) published compensation data for comparable positions at other financial institutions. The Compensation Committee does not assign any relative or specific weights to these factors, and individual members of the Compensation Committee may give differing weights to different factors. Accordingly, during a particular year, the base compensation of an executive officer of the Company may not necessarily be related to the Company's performance during that year or the prior year.

         Individual Performance. In determining its recommended compensation for each executive officer of the Company, the Compensation Committee considers the officer's individual performance during the prior year. Individual performance is generally evaluated by reference to the executive officer's annual performance review, in which the officer is subjectively graded by his or her superiors on various specified criteria, such as leadership skill and management ability.

         Company Performance. The Compensation Committee also considers the performance during the prior year of the Company and the bank, branch, branches or other business unit or units of the Company for which the executive officer is responsible. For example, in determining the compensation for Kennon R. Patterson, Sr., the Chairman, Chief Executive Officer and President of the Company, the Compensation Committee reviews the performance of the entire Company, and in determining the compensation for Denny G. Kelly, the President of Community Bank, the Compensation Committee reviews the performance of Community Bank as a whole. The Compensation Committee subjectively evaluates the performance by the business units with respect to criteria that the Compensation Committee believes to be relevant in assessing the units' performance. The Compensation Committee has not established any target amounts for these criteria, which may differ from unit to unit, depending on the nature of the unit's business (such as banking, consumer finance or insurance) and how long the unit has been in operation, among other factors. The Compensation Committee generally focuses on the following five criteria, to the extent applicable, in assessing each unit's performance: (i) growth in loan portfolio;
(ii) growth in deposits; (iii) amount of employee turnover; (iv) net profit; and (v) charge-offs and loan losses.

         Published Compensation Data. The Company subscribes to several industry publications that report compensation of the executive officers of other financial institutions. The Compensation Committee reviews information regarding the compensation of similarly-situated executives at comparable institutions in determining its recommended compensation for a particular executive officer.

         Based on these and other factors that the Compensation Committee and its members may deem to be relevant, the Compensation Committee determines the base compensation of each executive officer and makes its recommendations to the Board of Directors. The Board of Directors then considers the Compensation Committee's recommendations, and may elect to decrease, increase or approve the compensation recommended by the Compensation Committee. During 2001, the annual base compensation for each of the named executive officers was decreased as follows: Kennon R. Patterson, Sr. to $917,000, Bishop K. Walker, Jr. to $428,400, Denny G. Kelly to $337,500, Hodge Patterson, III to $234,000 and Loy McGruder to $220,500. The Board of Directors approved, without material change, the base compensation recommended by the Compensation Committee for 2001. Each of the named executive officers agreed to a 10% reduction in his base compensation for 2001 as part of a program to decrease non-interest expenses at the Company and because the Compensation Committee believed the reductions more accurately reflect the Company's performance for the prior year.

         ANNUAL BONUSES

         The Company has, to a limited extent, provided short-term incentives to executive officers in the form of annual cash bonuses in recognition of outstanding individual performance and/or business unit performance. The Board of Directors did not award bonuses to any executive officer of the Company for 2001, based on the Board's determination that the officers' base compensation provided adequate compensation based on individual performance, the Company's performance and published compensation data for comparable positions at other financial institutions during 2001.

         LONG-TERM INCENTIVES

         The purpose of long-term incentives is to provide incentives and rewards recognizing the performance of the Company over time and to motivate long-term, strategic thinking among executives. During 2001, the Company granted stock options to its directors and certain of its officers as long-term incentives because, among other reasons, the Compensation Committee believes stock options properly align executive pay with stockholders' interests. The grant of stock options is a common method of incentive compensation for financial institutions and other publicly held companies and allows the Company to be competitive with other employers. The number of options granted to a particular executive officer generally reflects the officer's position within the Company, the Compensation Committee's subjective evaluation of the officer's performance and contribution to the Company, and the Compensation Committee's analysis of the value of the options awarded (using a standard methodology for valuing options). During 2001, the Company granted options to each of the named executive officers and certain other executive officers of the Company, with an exercise price equal to 100% of the fair market value of the Common Stock on the date that the options were granted, as determined by the Board of Directors.

CHIEF EXECUTIVE OFFICER COMPENSATION

         Effective April 1, 1996, the Company entered into an employment agreement with Kennon R. Patterson, Sr., the Chief Executive Officer of the Company, which was amended on October 14, 1999 and expires on March 31, 2008. The Board of Directors approved this employment agreement because of Mr. Patterson's length of service with the Company, the growth and success that the Company had achieved under his leadership, and the Board's view that Mr. Patterson's efforts, strategic vision and leadership were a key component in achieving such growth and success. In addition, the Board desired to ensure that the Company continued to retain Mr. Patterson's services as Chief Executive Officer of the Company.

         Compensation for Mr. Patterson during 2001 was determined in accordance with the terms of his employment agreement and the Board of Directors' subjective evaluation of Mr. Patterson's performance and that of the Company, as well as the other factors and criteria described above for other executive officers of the Company. For 2001, Mr. Patterson's total cash compensation was decreased from $1,017,000 to $917,000. Mr. Patterson agreed to a 10% reduction in his cash compensation for 2001, as part of a program to decrease non-interest expenses at the Company.

         In determining the amount of Mr. Patterson's compensation, the Compensation Committee considered various qualitative and quantitative criteria regarding Mr. Patterson's individual performance and that of the Company, as well as published data regarding compensation paid to the chief executive officers of other financial institutions. The Compensation Committee did not establish any target amounts with respect to these criteria, or assign any particular weights to the criteria considered.

By the Executive Compensation Committee:

Merritt M. Robbins (Chairman)    Roy B. Jackson        Kennon R. Patterson, Jr.
Jimmie Trotter (Vice Chairman)   Denny G. Kelly        Robert O. Summerford
Glynn Debter                     John J. Lewis, Jr.

                               PERFORMANCE GRAPH

         Set forth below is a graph comparing the yearly percentage change in the cumulative total return of the Common Stock against the cumulative total return of the NASDAQ Stock Market Bank Index and the American Stock Exchange Major Market Index for the last five years. It assumes that the value of the investment in the Common Stock and in each index was $100.00 and that all dividends were reinvested. There is no established trading market for the Common Stock and, therefore, no reliable information is available as to the prices at which such Common Stock has traded. To the extent that cumulative total return data provided in the graph below is based in part on the price of the Common Stock at the dates indicated, such information should not be viewed as indicative of the actual or market value of the Common Stock.


                                    [GRAPH]


INDEX                                         12/31/96    12/31/97     12/31/98    12/31/99    12/31/00     12/31/01
-----                                         --------    --------     --------    --------    --------     --------
Community Bancshares, Inc.                      100.00      134.69       185.57      229.36      197.11       147.83
AMEX Major Markets                              100.00      127.84       154.03      181.38      185.66       176.84
NASDAQ Bank Index*                              100.00      167.43       166.35      159.91      182.40       197.48
                                                                                          Source: SNL Financial L.C.

         The information provided under the headings "Audit Committee Report," "Executive Compensation Committee Report on Executive Compensation" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the SEC, or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to liabilities of Section 18 of the Exchange Act and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Exchange Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of April 15, 2002, with respect to ownership of shares of Common Stock by each of the Company's directors and nominees for directors, all directors, nominees for directors and executive officers of the Company as a group, and each other person or group that is known by the Company, based solely upon a review of filings made with the SEC, to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                              SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)                     PERCENTAGE OF
                                         ------------------------------------------------------                TOTAL SHARES
PERSON, GROUP OR ENTITY                  SOLE POWER(2)      SHARED POWER(3)           AGGREGATE                 OUTSTANDING
-----------------------                  -------------      ---------------           ---------                -------------

I.  DIRECTORS, NOMINEES AND
    EXECUTIVE OFFICERS

Glynn Debter                                22,867(4)            21,611                  44,478                        *

Roy B. Jackson                              16,400(5)             6,600                  23,000                        *

Denny G. Kelly                              57,107(6)            97,464                 154,571                     3.20%

John J. Lewis, Jr                           45,189(7)             1,200                  46,389                        *

Loy McGruder                                32,463(8)           263,894                 296,357                     6.14

Kennon R. Patterson, Sr.                    62,862(9)           768,182                 929,044                    19.25

Kennon R. Patterson, Jr.                    21,700(10)           97,200                 118,900                     2.46

Merritt M. Robbins                         188,427(11)            5,070                 193,497                     4.01

Robert O. Summerford                        45,667(12)           76,200(13)             121,867                     2.52

Jimmie Trotter                              17,000(14)            4,014                  21,014                        *

All Company directors,
nominees for directors
and executive officers
as a group (11 persons)                    610,682              969,846               1,580,528                    32.75

II.  OTHERS

U.S. Trust Company, N.A. as
    Trustee of the Community
    Bancshares, Inc. Employee
    Stock Ownership Plan (15)                   --              525,924(16)             525,924(16)                10.90

R.C. Corr, Jr., Doris J. Corr,
    Bryan A. Corr, Tina M. Corr,
    Joan M. Currier, John David
    Currier, Christina M. Currier,
    Corr, Inc., as a group, 600
    Third Avenue East, Oneonta,
    AL 35121 (17)                           10,468              370,881                 381,349                     7.90

Bishop K. Walker, Jr.                      215,115(18)           56,265                 271,380                     5.62

---------
*        Less than 1%

(1) The number of shares reflected are shares which, under applicable SEC regulations, are deemed to be beneficially owned, including shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person which are currently exercisable, or which will become exercisable within 60 days following April 15, 2002, are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The total number of shares beneficially owned is divided, where applicable, into two categories: (i) shares as to which voting/investment power is held solely, and (ii) shares as to which voting/investment power is shared.

(2) Unless otherwise specified in the following footnotes, if a beneficial owner is shown as having sole power, the owner has sole voting as well as sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power as well as shared investment power. Some individuals are shown as beneficial owners of shares held by the Company's ESOP. The individual has sole power to direct the ESOP trustee as to the manner in which shares allocated to the individual's account under the ESOP are to be voted. The individual has no direct power of disposition with respect to shares allocated to the individual's account, except to request a distribution under the terms of the ESOP. The ESOP recordkeeper has not completed the allocation as of December 31, 2001, so the number of shares shown as allocated to an individual's account are as of December 31, 2000.

(3) This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee, executive officer or 5% stockholder. In the cases of Messrs. Kennon R. Patterson, Sr.and Loy McGruder this column includes 199,877 shares which are held by the ESOP and which have not been allocated to any participant account. These individuals serve as members of the Administrative Committee of the ESOP and have investment authority over the unallocated shares, but each individual disclaims any beneficial ownership with respect to such unallocated shares. In the case of Messrs. Kennon R. Patterson, Sr., Bishop K. Walker, Jr., Denny G. Kelly, Loy McGruder, and Kennon R. Patterson, Jr. this column includes 37,256 shares held by Community Investments, a partnership composed of seven individuals, of which each such individual is a partner.

(4) Includes 21,667 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options.

(5) Includes 15,000 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options.

(6) Includes 40,000 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options and 16,957 shares allocated to Mr. Kelly's ESOP account as of December 31, 2000.

(7) Includes 21,667 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options.

(8) Includes 21,667 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options and 10,796 shares allocated to Mr. McGruder's ESOP account as of December 31, 2000.

(9) Includes 120,000 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options and 40,762 shares allocated to Mr. Kennon R. Patterson, Sr.'s ESOP account as of December 31, 2000.

(10) Includes 15,000 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options and 6,600 shares allocated to Mr. Kennon R. Patterson, Jr.'s ESOP account as of December 31, 2000.

(11) Includes 15,000 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options.

(12) Includes 23,667 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options.

(13) Includes 62,200 shares held by Summerford Nursing Home and 14,000 shares held by Summerford Drug. Mr. Summerford is a controlling shareholder of both companies.

(14) Includes 15,000 shares which could be acquired within 60 days following April 15, 2002 pursuant to stock options.

(15) The address of U.S. Trust Company, N.A. is 515 S. Flower Street, Suite 2700, Los Angeles, CA 90071-2291.

(16) Participants in the ESOP have the power to direct the ESOP trustee how to vote shares allocated to their individual accounts. Any unallocated shares, and any allocated shares with respect to which voting instructions are not received from a participant, will be voted by the appropriate ESOP fiduciary in its discretion.

(17) Information about this group was obtained from a Schedule 13D, and amendments thereto, filed by such group with the SEC.

(18) Includes 15,271 shares allocated to Mr. Walker's ESOP account as of December 31, 2000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has engaged the accounting firm of Dudley, Hopton-Jones, Sims & Freeman PLLP ("Dudley, Hopton-Jones") as the independent accountant of the Company and its subsidiaries for 2002. This firm served as the Company's independent accountant from 1989 until May 2000.

         On May 11, 2000, the Company's Board of Directors determined not to retain Dudley, Hopton-Jones for the year ended December 31, 2000. During the two fiscal years and the subsequent interim period preceding the change in accountants, there were no disagreements between the Company and Dudley, Hopton-Jones on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of Dudley, Hopton-Jones would have caused Dudley, Hopton-Jones to make reference to the subject matter of the disagreement in connection with its report, nor had Dudley, Hopton-Jones in either of the preceding two years issued an adverse opinion or disclaimer of opinion with respect to the Company's financial statements or qualified or modified its opinion as to uncertainty, audit scope or accounting principles. Dudley, Hopton-Jones submitted letters dated May 16 and May 30, 2000 addressed to the Securities and Exchange Commission regarding the Company's change in independent accountants which were filed as exhibits to the Company's current report on Form 8-K dated May 16, 2000 and an amendment to that current report on Form 8-K/A dated May 30, 2000.

         On May 11, 2000 the Company's Board of Directors engaged KPMG LLP ("KPMG") as the Company's independent accountant for the year ending December 31, 2000. KPMG had been consulted by the Company in August 1999 to determine the proper accounting treatment of certain loans which were made at the Ft. Payne, Alabama Wal-Mart office of Community Bank. KPMG issued a report on the appropriate application of generally accepted accounting principles dated October 14, 1999 to the Company in connection with the consultation, which was filed as an exhibit to the Company's current reports on Forms 8-K and an amendment to that current report on Form 8-K/A dated May 16 and 30, 2000, respectively. KPMG's report addressed three issues identified by the Company:
(1) If the loans were individually evaluated for impairment would the loans be considered impaired under Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("Statement 114"); (2) If the loans are impaired loans, should the expected insurance proceeds under the Company's fidelity bond be included in the loans' expected future cash flows in measuring impairment under Statement 114; (3) If the insurance proceeds should not be included in measuring impairment, how should the Company record the effect of the expected reimbursement? KPMG's conclusions, all of which are based on the facts of the transaction provided by management, were as follows: Issue
(1) - The loans should be considered impaired according to Statement 114; Issue
(2) - The expected insurance proceeds should not be included in the loans' expected future cash flows in measuring impairment; and Issue (3) - If management expects to receive a full recovery of the loss from its insurance carrier, the Company should recognize an asset equal to the expected proceeds, and the related income statement impact should be included as a component of non-interest income. The Company had consulted Dudley, Hopton-Jones about these loans earlier in 1999. Dudley, Hopton-Jones' conclusion at that time was that the loans should be netted against the insurance proceeds and recorded as a net transaction. After reviewing KPMG's report, Dudley, Hopton-Jones agreed with the conclusions of KPMG, which were substantially the same as Dudley, Hopton-Jones' earlier conclusions.

         On September 21, 2000, KPMG informed an officer of the Company that it was no longer willing to serve as the Company's independent accountant for the year ending December 31, 2000. KPMG cited concerns about the existence of certain litigation and ongoing investigations, which were previously disclosed in the Company's periodic reports filed with the Securities and Exchange Commission during 2000, and the reassignment of the Company's acting chief financial officer which KPMG perceived as a break in the Company's continuity of management. During the two fiscal years and the subsequent interim period preceding the change in accountants there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make a reference to the subject matter of the disagreement in connection with its reports, nor had KPMG in either of the preceding two years issued an adverse opinion or disclaimer of opinion with respect to the Company's financial statements or qualified or modified its opinion as to uncertainty, audit scope or accounting principles. KPMG had not issued any written opinions in connection with the Company's financial statements. The Company provided to KPMG a copy of the disclosures contained in the Company's current report on Form 8-K dated September 28, 2000 and requested a letter from KPMG addressed to the Securities and Exchange Commission stating whether it agreed with the disclosures contained within the report, and, if not, stating the respects in which it did not agree. The letter from KPMG dated October 4, 2000 stated that KPMG agreed with the Company's disclosure regarding these matters and was filed as an exhibit to the Company's current report on Form 8-K filed October 10, 2000.

         In November 2000, the Company engaged Dudley, Hopton-Jones to review the Company's interim financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

on November 20, 2000, Dudley, Hopton-Jones provided the Company with a written report on such review, which stated that, based on its review, Dudley, Hopton-Jones was not aware of any material modifications that should be made to such interim financial statements for them to be in conformity with generally accepted accounting principles. A copy of such written report was filed as an exhibit to the Company's current report on Form 8-K filed February 15, 2001. The Company did not consult with KPMG regarding such review.

         On February 8, 2001, the Company engaged Dudley, Hopton-Jones as the Company's independent accountant for the year ended December 31, 2000. As stated above, Dudley, Hopton-Jones was also engaged to serve as the Company's independent accountant for 2001.

         A representative from Dudley, Hopton-Jones is expected to attend the Annual Meeting, have an opportunity to make a statement and be available to respond to appropriate questions.

AUDIT FEES

         Dudley, Hopton-Jones has billed the Company a total of $149,490 for professional services rendered for the audit of the Company's financial statements as of December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission during 2001. Dudley, Hopton-Jones estimates that it will bill the Company an additional $137,500 in connection with the audit of the Company's financial statements as of December 31, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         For the fiscal year ended December 31, 2001, there were no fees billed by Dudley, Hopton-Jones for professional services rendered for information technology services relating to financial information systems design and implementation.

ALL OTHER FEES

         Dudley, Hopton-Jones has billed the Company a total of $36,562 for services rendered other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for the fiscal year ended December 31, 2001. The Company's Audit Committee has determined that Dudley, Hopton-Jones' provision of such services is compatible with maintaining its independence.

                               VOTING PROCEDURES

         Under the Delaware General Corporation Law ("DGCL") and the Company's Bylaws, the presence in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the Annual Meeting. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Under the DGCL, once a quorum of the stockholders is established, (i) the directors standing for election must be elected by a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, and (ii) any other action to be taken must be approved by the vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, unless otherwise provided in the Company's Certificate of Incorporation or Bylaws. Abstentions will in effect count as votes against approval of actions to be taken at the Annual Meeting other than election of directors. Broker non-votes will not have an effect on the outcome of the election of directors or approval of any other action the Company is aware is to be taken at the Annual Meeting.

                           MISCELLANEOUS INFORMATION

STOCKHOLDER PROPOSALS

         Any proposals by stockholders intended to be presented at the Company's 2003 annual meeting of stockholders, if to be included in the Company's proxy materials for that annual meeting, must be received in written form at the Company's executive offices on or before January 31, 2003, and must otherwise be in compliance with Rule 14a-8 under the Exchange Act and other applicable legal requirements.

NOMINATIONS FOR DIRECTORS AND OTHER BUSINESS

         The Company's Bylaws require stockholders to follow certain procedures in order to submit nominations of persons for election to the Board of Directors or to propose other business to be acted upon at the Company's 2002 annual meeting of stockholders. The Company's Nominating Committee will consider nominations of persons for election to the Board of Directors that are timely and otherwise submitted in accordance with the following. Through notice to the Company, Bryan A. Corr has been nominated for election to the Company's Board of Directors as a Class III director. The persons named on the enclosed proxy card will not vote to elect any person other than the persons nominated on page 3 of this Proxy Statement, or if any such persons are unavailable to serve or for good cause cannot serve, then the persons named on the enclosed proxy card will vote for the election of such substitute as the members of the Board of Directors may recommend. Instructions given on the enclosed proxy card to the contrary will not be followed.

         In order to give timely notice for the Company's 2003 annual meeting, a stockholder must give notice in writing of the nomination or other business to the Corporate Secretary of the Company at its office at 68149 Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031, not later than the close of business on April 3, 2003, nor earlier than March 4, 2003. If the date of the annual meeting is more than 30 days before or more than 60 days after July 2, 2003, however, notice to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The stockholder must be a stockholder of record at the time the notice is given and must be entitled to vote at such meeting. The stockholder's notice must set forth (a) as to each nominee, all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-4 thereunder (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) as to any other business that the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder, as they appear on the Company's books, and of such beneficial owner, and the number and class of shares of the Company owned of record and beneficially by such stockholder and such beneficial owner.

         The individuals named as proxies on the proxy card for the Company's 2003 annual meeting of stockholders will be entitled to exercise their discretionary authority in voting proxies on any stockholder proposal that is not included in the Company's proxy statement for the 2003 annual meeting of stockholders, unless the Company receives notice of the matter(s) to be proposed no later than April 3, 2003. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for the meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising stockholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on the matter(s), unless the stockholder making the proposal(s) complies with Rule 14a-4(c)(2) under the Exchange Act.

                                   PROXY CARD

                           COMMUNITY BANCSHARES, INC.

                 PROXY FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

                      SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints Gary L. Duke and Gerald N. Player, and either of them, or such other persons as the Board of Directors of Community Bancshares, Inc. (the "Company") may designate, as proxies, with full power of substitution and re-substitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Time, on Tuesday, July 2, 2002, at The Heritage Club, 111 Washington Street, N.E., Huntsville, Alabama, and at any adjournment thereof (the "Annual Meeting").

         IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS (I) FOR THE ELECTION OF A PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND (II) UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.

         THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (1) FOR THE ELECTION AS CLASS III DIRECTORS OF THE NOMINEES NAMED ON THIS CARD, AND (2) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

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
1.  Election of Class III Directors          Nominees:   Denny G. Kelly, Kennon R. Patterson, Sr. and  Merritt Robbins
                                                         (or, in the event any such person is unable to serve, such nominee(s)
                                                         as are designated by the Company's Board of Directors)
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[ ]      FOR all nominees listed (except as marked to the contrary below)

[ ]      WITHHOLD AUTHORITY to vote for all nominees listed

[ ] INSTRUCTION: To withhold authority to vote for any individual nominee, write his name or their names in the following space:___________________________________________________________


NOTICE: IF THIS PROXY IS EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, IT SHALL BE DEEMED TO GRANT SUCH AUTHORITY.


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
Dated:_______________________________, 2002


Signature:_________________________________           IMPORTANT: Please sign exactly as your name or names
                                                      appear on this proxy card and mail promptly in the
                                                      enclosed envelope. If you sign as an agent or in any
Signature:_________________________________           other capacity, please state the capacity in which you sign.
(if held jointly)
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